Exhibit 16.1

April 23, 2014

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:	Cardinal Resources, Inc. (formerly JH Designs, Inc.)
Commission File Number: 000-54983

Commissioners:

We have read Item 4.01 of the Form 8-K/A Amendment No. 2 dated April 23, 2014 and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of consolidated balance sheets of Cardinal Resources, Inc. (formerly JH Designs, Inc.) (the “Company”) as of December 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended.

/s/ Li and Company, PC
Li and Company, PC